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                                                                     EXHIBIT 2.3

Exhibit F

                         FORM OF REPURCHASE agreement
                         ----------------------------

     This Repurchase Agreement (this "Agreement") is made and entered into as of September __, 2000 by and between Certicom Corp., a Yukon, Canada corporation ("Certicom") and ___________, an individual resident in the State of California ("Securityholder").

                                  BACKGROUND

     A. Securityholder has been issued, on the date hereof, pursuant to the Agreement and Plan of Merger dated September ____, 2000 by and among Certicom, DRG Acquisition Corp. ("Merger Sub"), DRG Resources Group Inc. ("DRG"), Jim Cowing, Michael Harris and Dan Moy (the "Merger Agreement"), and is the holder of the aggregate number of Common Shares ("Shares") in the capital of Certicom set forth below. Of the aggregate number of Shares held by Securityholder, a portion are vested and a portion are unvested (as defined below) as follows:

         Aggregate Number    Aggregate Number of     Aggregate Number
          of Shares Held        Vested Shares       of Unvested Shares
         ----------------    -------------------    ------------------
                X                 50% of X               50% of X


     B. It is a condition of the Merger Agreement that Certicom and Securityholder enter into this Agreement and the parties wish to enter into this Agreement in order to provide Securityholder with an incentive to remain employed by Certicom or its Related Companies (as defined below).

     NOW THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the parties hereby agree as follows:

     1. Unvested Shares Subject to Repurchase by Certicom. Unvested Shares held by Securityholder shall be subject to repurchase by Certicom until the date they vest on the terms and conditions of this Agreement. Pursuant to this Agreement, Certicom shall hold certificates representing ______ Shares (the aggregate number of unvested shares). Certicom shall deliver certificates to Securityholder representing the foregoing unvested Shares forthwith after such Shares vest.

     2.  Certicom's Purchase Option with Respect to Unvested Shares.

         (a) In the event Securityholder ceases to be an employee or consultant of Certicom or any parent or subsidiary corporation of Certicom ("Related Companies") by reason of Securityholder's termination for Cause (as defined below) or voluntary termination without Good Reason (as defined below), Certicom will have the right (the "Purchase Option") at any time within sixty (60) days after Securityholder's termination of service with Certicom and all Related Companies to purchase from Securityholder all the unvested Shares held by Securityholder at a price of US$________ per share (the "Option Price"). In the event
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Securityholder ceases to be an employee or consultant of Certicom or its Related
Companies for any reason other than termination for Cause or voluntary termination without Good Reason, all unvested Shares held by Securityholder shall become vested in full and shall not be subject to repurchase by Certicom.

          (b) Beginning six months from the date hereof and each month thereafter, 4.166 percent of the original aggregate number of Shares shall vest in full and be released from the Purchase Option until all unvested Shares are vested in full and released.

          (c) Securityholder hereby irrevocably appoints Certicom as his lawful attorney in the name of and on behalf of Securityholder to execute any and all transfers, conveyances, assignments and things which Securityholder ought to execute and do under the terms of this Agreement and generally to use the name of Securityholder in the exercise of any or all the powers hereby conferred on Certicom.

          (d) "Cause" means the occurrence or existence of any of the following with respect to Securityholder as determined by the Chief Executive Officer of Certicom and ratified by the board of directors of Certicom: (i) a material breach by Securityholder of any of his obligations under the then effective employment agreement, if any, between Securityholder and Certicom or its Related Companies or, in the event that there is no employment agreement, a material breach of any duties and responsibilities reasonably assigned to Securityholder in view of his position, provided, however, that the failure by Certicom or its Related Companies to achieve performance targets shall not, in and of itself, constitute Cause; (ii) any misappropriation, embezzlement, intentional fraud or similar conduct involving Certicom or its Related Companies; or (iii) the conviction or the plea of nolo contendere or the equivalent in respect of a felony or a crime involving moral turpitude. Attached hereto as Schedule A is
                                                                ----------
an outline of the Job Duties and Description of Securityholder as an employee of Certicom as of the date hereof.

          (e) "Good Reason" shall be deemed to exist where (i) Certicom or its Related Companies materially alter(s) or reduce(s) Securityholder's duties, responsibilities, authority or base compensation from his duties, responsibilities, authority or base compensation established immediately following the Merger or provided for by the Merger Agreement; (ii) Certicom requires Securityholder to principally perform his duties at a location more than 50 miles from Redwood City, California as a condition of continued employment; (iii) Certicom materially breaches the terms of this Agreement or any other agreement between Securityholder or Certicom or DRG with respect to the payment or vesting of compensation or benefits or in any other material respect and such breach is not cured within thirty (30) days after Certicom receives notice thereof; or (iv) Certicom or its Related Companies requires Securityholder, as a condition to his continued employment with Certicom, to perform illegal or fraudulent acts or omissions.

          (f) In addition, if at any time during the term of the Purchase Option there occurs a dissolution or liquidation of Certicom, then the Purchase Option shall lapse in its entirety.

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          (g) Certicom is entitled to pay for any Shares purchased under the
Purchase Option at Certicom's option in cash, or by offset against any indebtedness owing to Certicom by Securityholder.

     3. No Employment Contract. This Agreement is not an employment contract and nothing in this Agreement creates in any way whatsoever any obligations on the part of Securityholder (if an employee of Certicom or any Related Company) to continue in the employ of Certicom or any Related Company, or of Certicom or any Related Company to continue Securityholder in the employ of Certicom or any Related Company unless otherwise stated in an agreement in writing. SECURITYHOLDER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE VESTING OF SHARES AND THEIR RELEASE FROM THE PURCHASE OPTION IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF CERTICOM AND AS OTHERWISE PROVIDED HEREIN. SECURITYHOLDER FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON HIM ANY RIGHT WITH RESPECT TO CONTINUATION OF SUCH EMPLOYMENT OR CONSULTING RELATIONSHIP WITH CERTICOM OR ANY RELATED COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH HIS RIGHT OR THE RIGHT OF CERTICOM OR ANY RELATED COMPANY TO TERMINATE HIS EMPLOYMENT OR CONSULTING RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

     4. Exercise of Certicom's Purchase Option. Certicom's Purchase Option may be exercised by giving written notice of exercise delivered or mailed as provided in Paragraph 12. In the event the Purchase Option is exercisable, then, upon providing of notice and payment of the purchase price, Certicom will become the legal and beneficial owner of the Shares being purchased and of all rights and interests therein.

     5. Changes in Certicom's Securities. If during the term of the Purchase Option there is any stock dividend or liquidating dividend or distribution of cash and/or property, stock split or other change in the character or amount of any of the outstanding securities of Certicom, then, any and all new, substituted or additional securities or other property to which Securityholder is entitled by reason of Securityholder's ownership of Shares will be immediately subject to the Purchase Option with the same force and effect as the Shares already subject to the Purchase Option. While the total Option Price will remain the same after each such event, the Option Price per share upon exercise of the Purchase Option will be appropriately adjusted.

     6. Legends. All certificates representing any Shares subject to the provisions of this Agreement will have legends endorsed on them in substantially the following form:

          "The shares represented by this certificate are subject to an option as set forth in an agreement between the corporation and the registered holder, or his predecessor in interest, a copy of which is on file at the principal office of this corporation. Any transfer or attempted transfer of any shares subject to such option is void

                                       3
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          without the prior express written consent of the issuer
          of these shares."

     7. Restrictions on Transfer. Securityholder will not sell, transfer, pledge or encumber any of the Shares subject to Certicom's Purchase Option as long as such Shares are subject to the Purchase Option; provided, however, that Securityholder may transfer any such Shares to a revocable trust of which he is both the grantor and the beneficiary.

     8. Restrictions Binding on Transferees. All transferees of unvested Shares or any interest therein, including pledgees, will receive and hold such unvested Shares or any interest therein subject to the provisions of this Agreement, including, insofar as applicable, Certicom's option to repurchase under Paragraph 2.

     9. Certicom's Shareholder Records. Certicom will not be required (i) to transfer on its books any Shares which are sold or transferred in violation of any of the provisions of this Agreement or (ii) to provide share ownership rights and privileges to any transferee to whom Shares have been so transferred.

     10. Rights as Shareholder. Subject to the provisions of this Agreement, Securityholder will have all rights and privileges of a shareholder of Certicom with respect to the unvested Shares.

     11. Further Agreements. The parties agree to execute any further documents and to take any other action reasonably necessary to carry out the intent of this Agreement.

     12. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to have been given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

          (a)  if to Certicom, to:
               ------------------

               Certicom Corp.
               25801 Industrial Boulevard
               Hayward, California 94545
               Fax: 510-780-5303
               Attention: Chief Financial Officer

          (b)  If to Securityholder, to:
               ------------------------

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     13.  Binding Agreements. This Agreement shall bind and inure to the benefit of the successors and assigns of Certicom and, subject to the restrictions on transfer set forth in this Agreement, inure to the benefit of and be binding upon Securityholder, his heirs, executors, administrators, successors, and assigns.

     14. Assignment of Certicom's Purchase Option. Certicom's Purchase Option is assignable by Certicom at any time or from time to time, in whole or in part.

     15. Headings. Headings in this Agreement are inserted for convenience of reference only. They constitute no part of this Agreement.

     16. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (except for actions by any party seeking equitable, injunctive or other relief under Section 10.7 of the Merger Agreement) shall be finally settled by arbitration in accordance with Section 10.12 of the Merger Agreement.

     17. Miscellaneous. This Agreement shall be governed and construed in accordance with the laws of the State of California. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                            CERTICOM CORP., a Yukon, Canada
                                            corporation

                                            By:________________________________

                                            Name:______________________________

                                            Title:_____________________________




                                            ___________________________________
                                                       SECURITYHOLDER